UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 5, 2008

GSE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26494	52-1868008
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7133 Rutherford Rd., Suite 200, Baltimore, MD 21244

(Address of principal executive office and zip code)

(410) 277-3740

Registrant's telephone number, including area code

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation or the registrant under any of the following provisions (see General Instructions A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement

The Company’s two-year Employment Agreement with Mr. Moran, the Company’s Chief Executive Officer (as filed with the U.S. Securities and Exchange Commission in a current report on Form 8-K on May 2, 2006 and incorporated by reference herein), expired on April 30, 2008.  The Company’s Compensation Committee approved a new two-year Employment Agreement (the “Agreement”) with Mr. Moran, and the Company entered into the Agreement with Mr. Moran on May 5, 2008.  The period of the Agreement runs from May 1, 2008 through April 30, 2010.

In addition to Mr. Moran’s title of Chief Executive Officer, Mr. Moran was given the title of Vice Chairman of the Board of Directors.  The Company agreed to increase Mr. Moran’s base salary from $252,000 to $260,000 commencing May 1, 2008.  On the one-year anniversary date of the Agreement, the Company shall increase the amount of compensation by three percent (3%) or an amount equal to the percentage increase in the Consumer Price Index over the preceding twelve (12) month period.

For each year the Agreement is in effect, the Company’s Board of Directors shall determine the bonus amount for the most recently completed fiscal year by March 31 of the subsequent year.  The bonus is performance based and the performance goals shall be as jointly agreed to by Mr. Moran and the Board.  For the 2008 fiscal year, the target bonus is $150,000.  On the one-year anniversary date of the Agreement, the Company’s Board of Directors shall increase the amount of compensation by three percent (3%) or an amount equal to the percentage increase in the Consumer Price Index over the preceding twelve (12) month period.  The amount of Mr. Moran’s compensation is competitive with that of other listed companies with similar activities and risk profiles so that the Company may continue to receive and enjoy the benefit of Mr. Moran’s services.

In addition, Mr. Moran shall be provided with an automobile of his choice (comparable to the one currently provided to him by the Company) at the Company’s expense.  The Company shall pay for all maintenance, gas and insurance expenses incurred in connection with the automobile.  Mr. Moran is also entitled to receive vacation in accordance with the Company’s policy for its senior executives.  He is also entitled to participate in the Company’s employee benefits plan for its senior executives or employees to include the Company’s medical and 401(k) plans.  In addition, Mr. Moran is entitled to reimbursement by the Company for all reasonable expenses incurred by him in connection with this employment.  Reimbursable expenses include, but are not limited to, business travel and customer entertainment expenses.

The Company may terminate the Agreement for cause.  Examples of “cause” include (i) willful and continued failure to perform contractual duties after the Company has communicated its demand for substantial performance; (ii) willfully engaging in misconduct which has a material adverse effect on the Company’s reputation, operations, prospects or business relations; (iii) conviction for any felony or entry of a plea of “no contest” for a crime of moral turpitude; (iv) or breach of the terms and conditions of the Agreement.  Notice of termination must be in writing and must state the reason for termination and Mr. Moran (with his attorney) shall have the opportunity to be heard by the Company’s Board of Directors.  In the event of termination for cause, Mr. Moran shall continue to receive his full salary through the date of termination.  In the event of disability, Mr. Moran will continue to receive his full salary (less any sum payable under the Company’s disability benefit plan) until his employment is terminated.  Termination of employment due to the death or disability of the employee shall not constitute a breach of the Agreement.

The foregoing is a brief description of the terms of the various agreements and documents described herein and by its nature is incomplete.  It is qualified in its entirety by the text of the respective agreements and documents, copies of which are included herewith as Exhibits to this Current Report.  All readers of this Current Report are encouraged to read the entire text of the documents referred to in the text.

Item 9.01 Financial Statements and Exhibits

(c ) Exhibits

Exhibit Number	Description
10.1	Employment Agreement effective as of May 1, 2008 between GSE Systems, Inc. and John V. Moran, filed herewith.

SIGNATURES

Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,  the registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

GSE SYSTEMS, INC.

Date: May 7, 2008	/s/ Jeffery G. Hough
Jeffery G. Hough
Senior Vice President and CFO